Exhibit 99.1

SOHU.COM

Recent Business Developments

CONFERENCE CALL

August 17, 2004

Caroline Straathof, Director Investor Relations

Thank you for joining Sohu.com to discuss the Company’s business following the recent business events. Online today are Charles Zhang, Chairman of the Board and CEO, Carol Yu, Chief Financial Officer of Sohu.com. Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles Zhang, Chairman and CEO

Thank you all for being on our conference call today. We would like to give you an update today on the Company’s business in light of last week’s notification of sanctions against Sohu.com by China Mobile Communications Corporation, a leading mobile operator in China.

Recent business events

As we have explained in our press release dated August 13, we were notified by China Mobile that Sohu, among 4 value-added service providers, is subject to sanctions following their alleged infringement of the China Mobile rules regulating the cooperation with Service Providers. Sohu had made 1,374 solicitations for its phone messaging services without China Mobile’s prior approval.

The sanctions are the following:

1)	our multimedia messaging services, or MMS will be temporarily suspended for one year effective September 1, 2004.

2)	Sohu needs to refund the 23 users who signed up after the solicitation

3)	Sohu’s application for China Mobile’s potential new business will also be temporarily suspended until Sohu’s MMS service access to the China Mobile MISC platform is achieved.

4)	Sohu will pay a fine of US$ 166

In another development, in August 2004, three provincial subsidiaries of China Mobile informed all SPs, including Sohu, that the maximum short messaging service fees should be reduced to Renminbi 15 per month (from Renminbi 30 previously) and Renminbi 1 per message (from Renminbi 2 previously) effective from August 1, 2004. Sohu is not able to predict whether these new billing rates will be adopted by other CMCC subsidiaries in the future.

The notification of sanctions from China Mobile relates to a WAP push promotion, which is a marketing tool. We would like to emphasize that Sohu’s wireless content is trustworthy and of high-quality, and that the suspension of our wireless services was solely related to our marketing, and not to the content of our wireless business. Sohu does not compromise its ethical standards for short-term gain.

Partners and Users

We are keenly aware that the notification of sanctions regarding our MMS business will affect our users and our content partners with whom we have revenue share arrangements. We value our relationships with our users and partners very highly. We are in close contact with our business partners and keep them abreast of any progress.

Business Impact

We regret that we received such notification of sanctions from CMCC. As a result of temporary suspension of our MMS services and, to a lesser extent, the new China Mobile billing rates we estimate that our Third Quarter wireless revenues will be reduced by between $1.5 million to $1.8 million, and our net profit will be reduced to between $1.0 million and $1.3 million respectively as compared to our guidance released on July 29, 2004. Fortunately, we had not planned to apply for new business in the near future, so the temporary suspension of new business should not have an adverse impact on our expected revenues. We are taking all necessary measures to minimize the loss from the suspension of our MMS services and regain our good relations with CMCC.

I would like to emphasize that our other wireless services, namely Short Messaging, or SMS, and Wireless Application Protocol, or WAP, and Interactive Voice Response, or IVR, are NOT affected by these sanctions. Our acquisition of the WAP-services provider Goodfeel, for 18 mln dollars in the second quarter, is NOT affected either. We are confident that we have made a very smart acquisition in the wireless business to take SOHU to the next stage as a significant player in China’s wireless development.

Some investors have expressed concern whether we can emerge from this as a competitive MMS player in this business. Indeed, our Sohu brand has been closely linked to the MMS opportunity through branding campaigns such as Miss MMS earlier this year and Mount Everest climb to mark our launch of MMS services in May of last year. We regret these sanctions, which will impact our competitive position in MMS for the year ahead. But we continue to work closely with China Mobile and other mobile operators to develop our wireless business and regain our strength in MMS as soon as we can. We want to be a good team player for China Mobile.

We believe our wireless business will adjust in light of these short-term challenges and we continue to believe in the long-term market opportunity because it answers to very strong and basic consumer needs. I have observed how the wireless services have become indispensable in Chinese people’s daily lives, and this trend will become even more pronounced as technological advances further promote the Mobile and Wireless Internet. SOHU is keen to be a key player in this field of innovation, and we are determined to continue to invest our resources and focus our management’s attention on the wireless business.

Conclusion: the long-term opportunity for Sohu

Future competitiveness of our company does not rely on one business line. It will depend more on brand strength, technology innovation, service and management. So we have to see the long-term perspective. We are experiencing a short term hurdle, but we believe we can meet this challenge. I set up Sohu 8 yrs ago with nothing, only based on technology innovation and the lure of the China market opportunity. I was proven right and I continue to be confident in Sohu’s future.

This is just the beginning. Sohu will continue to follow our diversified business strategy and it will pay off in the long term. Sohu has over 1200 excellent employees who can make this happen.

Let me repeat what I said a few weeks ago after our Second Quarter results and what is still my strong belief. We are now at a point where our business fundamentals and management team are stronger than ever. We believe SOHU will become the most successful Internet company in China, giving investors a great opportunity to gain shareholder value from the China internet market opportunity.

We already made significant progress in Online Advertising, Search and Online Game and E-commerce. Let me remind you here of the following progress we have made in our business lines:

•	SOHU is the Number One Portal with the Number One Reach and close to becoming the Number One in Advertising. We have over 500 advertising clients with whom we have an effective, direct billing relationship.

•	SOHU is the company with the Search Vision, as evidenced by our launch, earlier this month, of a new, interactive Search Engine, named the Search Dog in Chinese. Our Sponsored Search has over 70,000 small and medium-sized enterprise clients who pay us every month through a national network of agents.

•	SOHU is investing heavily in Online Games. We have two games in operation, Knight Online and Blade Online, for which users pay through an independent, national network of pre-paid cards.

•	SOHU has built a 3-year track record in E-commerce, which we expect to scale as the market for E-commerce takes off.

These four business lines are all progressing very well. I would like to emphasize that our revenues from these business lines are very secure, each having its own payment method.

In addition, despite some short-term challenges, SOHU is executing the right strategy to bring new growth in Wireless business.

For these reasons, we are, as always, very confident in the future of SOHU.

Thank you for your attention. Now Carol Yu, our Chief Financial Officer, would like to say a few words on our updated guidance.

Carol Yu, Chief Financial Officer

Thank you Charles.

To give you a better sense of the sanctions’ impact, let me first give you the segmented wireless revenue breakdown for the Second Quarter.

•	Our Second Quarter 2.5 Generation services, consisting of both WAP and MMS, accounted for $ 2.26 mln, or 20% of our wireless revenues and 8% of our total revenues.

•	Our Q2 MMS revenue of $1.3 mln accounted for 12% of our wireless revenues, and 5% of our total revenues.

•	Our Q2 WAP revenue of $0.9 mln, which includes one month of revenues from Goodfeel, accounted for 8% of our wireless revenues and 3% of our total revenues.

•	Our Q2 SMS revenues of $9 mln accounted for 80% of our wireless revenues and 33% of our total revenues.

•	Our IVR revenues were less than 1% of our wireless revenues in the Second Quarter.

For the month of September we originally expected our 2.5 Generation services, namely WAP and MMS combined, to represent 50% of our wireless revenues. As a result of the temporary suspension of our MMS services beginning September 1, we now expect that our 2.5 Generation services in the September month, consisting of only WAP services, will account for 40% of our total wireless revenues for that month.

The lowering of our Q3 wireless revenues by between $1.5 million to $1.8 million, as stated in our press release dated August 13, will bring our expected range of Q3 overall revenues to between $26.3 and 27.3 million.

In our press release of August 13, we also stated that we expect our net profit to be reduced by between $1.0 million and $1.3 million. This brings our new EPS guidance to between 20 and 22 dollar cents per fully diluted share. You may recall that our earlier EPS guidance, as released on July 29, 2004, was between 23 to 25 dollar cents per fully diluted share.

Before we move to Q&A, let me add to Charles’ remarks that I am also fully confident that SOHU’s business fundamentals continue to be as strong as they can be. We are working hard to deal with the current challenge and continue to make our business a success. And last but not least, we are keen to maintain an open dialogue with all our constituencies: shareholders, analysts, partners, clients and consumers, to keep them informed about our company’s development.

This concludes my presentation.

Thank you for your attention and now I would like to open the floor for questions.

Operator?

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